Exhibit 10.1
International Paper Company
Notice of Award under the
2024 Long-Term Incentive Plan (“LTIP”)

Performance Stock Units (PSUs) Inducement Award

Andrew K. Silvernail
###HOME_ADDRESS###

THIS CERTIFIES THAT, effective May 1, 2024, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of International Paper Company (the “Company”) has authorized the grant (the “Inducement PSU Award”) of performance-based restricted stock units (“Performance Stock Units” or “PSUs”) to Andrew K. Silvernail (the “Participant”) under the terms and conditions of the International Paper Company Amended and Restated 2009 Incentive Compensation Plan (the “Plan”). The Inducement PSU Award is subject to the Terms and Conditions on the reverse side of this certificate.

Date of Award:     May 1, 2024

Target Number of PSUs:        240,930

Performance Period:    May 1, 2024 through May 1, 2027

The Committee has approved the target number of PSUs for this Inducement PSU Award, which is ###TOTAL_AWARDS### and is equal to the quotient of (i) $8,500,000 divided by (ii) the closing price of a share of the Company’s common stock on May 1, 2024 (the “Grant Date Closing Price”) (i.e., $ 35.28). The actual number of PSUs as to which the Participant may vest under this PSU Inducement Award will be determined in accordance with the following table. For the purpose of the table below. except as otherwise provided in the Terms of the Award, “Ending Average Stock Price,” means the average of the closing prices of the Company common stock on each trading day during the ninety (90) day period ending on May 1, 2027.

Ending Average Stock Price	Percentage of Inducement PSU Award Vested
Less than the Grant Date Closing Price plus $10	0%
Equal to the Grant Date Closing Price plus $10 (“Performance Hurdle I”)	100% of target PSUs
Equal to Grant Date Closing Price plus $20 (“Performance Hurdle II”)	150% of target PSUs
Equal to or greater than the Grant Date Closing Price plus $30 (“Performance Hurdle III”)	200% of target PSUs

If the actual Ending Average Stock Price is between the threshold amount applicable to any two of the above stated performance hurdles, the number of PSUs that become vested shall be determined by linear interpolation between the applicable percentages for such performance hurdles. For the avoidance of doubt, if the Ending Average Stock Price is less than Performance Hurdle I, no portion of the Inducement PSU Award shall vest.

Exhibit 10.1
The actual number of PSUs which become vested at the end of the performance period may be greater or less than the Participant’s target number of PSUs based on the table.
Terms not otherwise defined in this certificate have the meaning assigned to them in the Plan. In the event of any inconsistency between the Terms and Conditions and the provisions of the Plan, the Terms and Conditions will govern. By accepting this Inducement PSU Award, the Participant acknowledges receipt of a copy of the Company’s LTIP prospectus, represents that he or she is familiar with the terms and conditions of the Plan and agrees to accept this Award subject to all the terms and conditions of the Plan and of the Award.

IN WITNESS WHEREOF, the Company has caused this Award to be executed by its duly authorized officer as of the 1st day of May, 2024.

International Paper Company

/s/ Thomas J. Plath________
Senior Vice President,
Human Resources and Corporate Affairs

Exhibit 10.1

    TERMS AND CONDITIONS OF AWARD

This Long-Term Incentive Plan Inducement Performance Share Unit award agreement is made between you, the Participant, and International Paper Company, a New York corporation (the “Company”), by direction of the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). This award (“Inducement PSU Award”) is subject to the provisions of the Company’s Amended and Restated 2009 Incentive Compensation Plan (the “Plan”). Terms not defined herein are defined in the Plan. This award agreement serves as your acceptance of the Inducement PSU Award and the terms and conditions described in this award agreement.
1.Compliance with Laws and Regulations. It is intended that this Inducement PSU Award, and any securities issued pursuant to this Inducement PSU Award, will comply with all provisions of federal and applicable state securities laws.
2.Performance-Based Restricted Stock Units
(a)Subject to Section 4(b) below, all performance-based restricted stock units (“Performance Share Units” or “PSUs”) issued under this Inducement PSU Award will be contingently awarded with respect to the specific three-year performance period (the “Performance Period”) as described in the Notice of Award set forth on the reverse. PSUs may not be sold, transferred, pledged, or assigned at any time. You will be asked to file a beneficiary designation form with the Company that names the beneficiary or beneficiaries of the Award.
(b)Payout of an Award is contingent solely upon the Company’s achievement of the performance goals over the Performance Period, and not on individual performance.
(c)All dividend equivalent units accrued during the Performance Period will be reinvested in additional PSUs (which will be allocated to the same Performance Period and will be subject to being earned on the same basis as the original Inducement PSU Award).
3. Payment of Withholding Taxes. Generally, to pay withholding taxes due on an Award upon payout, the Company will reduce the number of shares of common stock paid to you by an amount sufficient to pay statutorily required withholding taxes.
4.    Method of Determining Actual Award and Removal of Restrictions
(a)As soon as practicable after the end of the Performance Period, the number of PSUs which become vested under this Inducement PSU Award will be determined by the Committee. The decision by the Committee will be final, conclusive, and binding upon all parties, including the Company, the shareowners and you. Following the Committee’s approval of the number of PSUs which have become vested, you will receive unrestricted shares of Company common stock equal to the number of vested PSUs.
(b)If your employment terminates prior to the end of the Performance Period, due to (i) your death, (ii) your Disability, (iii) the termination of your employment by the Company without Cause or (iv) your termination of your employment for Good Reason, the service condition applicable to this Inducement PSU Award shall be deemed satisfied upon your termination of employment (subject to your execution and delivery of a release of claims (as described in the “Employment Letter,” as defined below) (the “Release”) within 60 days following your termination of employment). In the event of any such termination, you will receive the number of PSUs, if any, that would have been earned based on the table in your award certificate as of the date of your termination but deeming the “Ending Average Stock Price” to be the average closing prices of the Company’s common stock over the 90-calendar-day period ending on and including the date of termination. For the purposes of this Inducement PSU Award, Cause and Good Reason have the meaning (both substantive and procedural) assigned in them

Exhibit 10.1
in your Terms and Conditions of Offer of Employment as Chief Executive Officer dated March 14, 2024 (the “Employment Letter”).
(c)Your Inducement PSU Award will be forfeited and cancelled upon the following events: (i) termination of your employment for Cause, (ii) in the United States, your refusal to sign the Release in connection with the payment of a termination allowance, (iii) voluntary resignation without Good Reason before retirement eligibility, (iv) violation of a restrictive covenant agreement, such as a Non-Competition, Non-Solicitation or Confidentiality Agreement, (v) failure of an Executive Officer to provide one-year’s notice of retirement, or (vi) your Misconduct.
(d)Except as may be provided in your Change in Control Agreement, in the event of a Change in Control of the Company, the Inducement PSU Award will be treated as described in the 2023 Administrative Guidelines for the Plan.
(e)    In the event the Company’s financial statements are required to be restated as a result of errors, omissions or fraud, the Company may recover all or a portion of this award with respect to any fiscal year of the Company in accordance with administrative guidelines. Additional mandatory clawback provisions apply to current and former Executive Officers, as defined in the Company’s Clawback Policy.
5.    Changes in Stock. In the event of any stock dividend, split, reclassification or other analogous change in capitalization, or any distribution (other than regular cash dividends) to holders of the Company’s common stock, the Committee will make such adjustments, if any, as it deems to be equitable in the number of PSUs awarded to you.
6.    Other Terms and Conditions
(a)The Board or the Committee may, at any time and from time to time, amend, modify, or terminate the Plan without shareowner approval, subject to certain limitations described in the Plan. Further, the granting of an award is discretionary by the Company. The Company may change the eligibility or other provisions of the Plan with Committee approval at any time.
(b)You (or your estate or beneficiary) will promptly provide all information related to this Inducement PSU Award that is requested by the Company for its tax returns.
(c)You (and your surviving spouse, beneficiary, executor, administrator, heirs, successors, or assigns) hereby agree to accept as binding, conclusive and final all decisions that are made by the Committee with respect to interpretations of the terms and condition of the Plan or this Inducement PSU Award and with respect to any questions or disputes arising under the Plan or this Inducement PSU Award.
(d)Participation in the Plan and receipt of this Inducement PSU Award will not give you any right to a subsequent award, or any right to continued employment by the Company for any period, nor will the granting of an award give the Company any right to your continued services for any period. You understand that this Inducement PSU Award is in addition to, and not a part of, your annual salary.
(e)You agree that if execution of one or more restrictive covenant agreements is required, this Inducement PSU Award will be contingent upon your execution of such agreement(s).
(f)This Inducement PSU Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and will be interpreted in accordance with such intent.